FOR IMMEDIATE RELEASE

Innovo Group announces the hiring of a Chief Financial Officer

Los Angeles, California –August 27, 2007 – Innovo Group Inc. (Nasdaq: INNO) announced today that it has hired Hamish Sandhu as its Chief Financial Officer. Mr. Sandhu joins Marc Crossman, President and Chief Executive Officer, as part of the executive team for the Company.

“We are pleased to announce the addition of Hamish to the Company. With Hamish’s financial and management experience, particularly in manufacturing, distributing and marketing an assortment of products, he will be able to continue to guide us on improving our financial and operating bottom line,” said Marc Crossman, President and Chief Executive Officer.

Mr. Sandhu was previously Chief Financial Officer of California Tan, Inc., a consumer products company manufacturing and marketing tanning related products from January 2006 until August 2007. From September 2001 until December 2005, Mr. Sandhu was Chief Financial Officer of Ancra International LLC, a manufacturer of aircraft cargo systems and trucking restraint products. Prior to that, Mr. Sandhu held various Chief Financial and Corporate Controller positions at other manufacturing and distribution based companies. Mr. Sandhu began his career at Deloitte & Touche LLP.

About Innovo Group and Joe’s Jeans

Innovo Group Inc., through its operating subsidiary Joe’s Jeans, Inc., designs, produces and sells premium denim and denim-lifestyle apparel products to over 1,200 retailers around the world. The Company’s apparel products consist of men’s, women’s and children’s apparel and related products featuring the Joe’s® brand. More information is available at the Company’s web sites at www.innovogroup.com or www.joesjeans.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words “intend,” “believe,” “estimate, “project,” “expect” or similar expressions. Forward looking statements in this press release include, without limitation, our ability to capture market share in the premium denim category, our ability to achieve long-term profitability and growth, our ability to strengthen our balance sheet, our expectations for our Joe’s® and Joe’s Jeans® brands in the marketplace and our belief in our business growth strategy. Factors that would cause or contribute to such differences include, but are not limited to: uncertainty regarding the growth of the Joe’s Jeans™ brand, uncertainty regarding the effect or outcome of the Company’s decision to explore strategic alternatives, including the effect or outcome of equity financings; continued acceptance of the Company’s products in the marketplace, particularly acceptance and near-term sales of the Company’s Joe’s® and Joe’s Jeans™ brands; successful implementation of its strategic plan and growth objectives; the ability to generate positive cash flow from operations; competitive factors, including the possibility of major customers sourcing product overseas in competition with our products; dependence upon third-party vendors; a possible oversupply of denim in the marketplace; and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

Investor Relations Contact:
Integrated Corporate Relations
Brendon Frey
203-682-8200

Company Contact:
Innovo Group Inc.
Dustin Huffine
323-837-3727